TRICO MARINE SERVICES, INC.

EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE

(In thousands, except share and per share amounts)

	For the Year Ended December 31, 2000			For the Year Ended December 31, 1999			For the Year Ended December 31, 1998

			Per-			Per-			Per-
	Loss	Shares	share	Loss	Shares	share	Income	Shares	share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Income (loss) before extraordinary item	$(13,437)			$(31,580)			25,280

Basic earnings per share

Income (loss) before extraordinary item
available to common shareholders	(13,437)	32,827,836	($0.41)	(31,580)	25,062,934	($1.26)	25,280	20,342,244	$ 1.24

Effect of Dilutive Securities

Stock option grants	-	-		-	-		-	673,069

Diluted earnings per share

Income (loss) before extraordinary item
available to common shareholders plus
assumed conversions	$(13,437)	32,827,836	($0.41)	$(31,580)	25,062,934	($1.26)	$25,280	21,015,313	$1.20

Extraordinary item	$715			$(1,830)			$-

Basic earnings per share

Extraordinary item available to
common shareholders	715	32,827,836	$0.02	(1,830)	25,062,934	($0.07)	-	20,342,244	$0.00

Effect of Dilutive Securities

Stock option grants	-	-		-	-		-	673,069

Diluted earnings per share

Extraordinary item available to common
shareholders plus assumed conversions	$715	32,827,836	$0.02	$(1,830)	25,062,934	($0.07)	$-	21,015,313	$0.00

Net income (loss)	$(12,722)			$(33,410)			$25,280

Basic earnings per share

Net income (loss) available to common
shareholders	(12,722)	32,827,836	($0.39)	(33,410)	25,062,934	($1.33)	25,280	20,342,244	$1.24

Effect of Dilutive Securities

Stock option grants	-	-		-	-		-	673,069

Diluted earnings per share

Net income (loss) available to common
shareholders plus assumed conversions	$(12,722)	32,827,836	($0.39)	$(33,410)	25,062,934	($1.33)	$25,280	21,015,313	$1.20